Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

August 28, 2024

Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Nuwellis, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) and related prospectus relating to the offer and resale from time to time of up to an aggregate of 1,422,031 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) consisting of: (i) 938,680 shares of Common Stock (the “July Warrant Shares”) issuable upon exercise of certain outstanding warrants to purchase shares of Common Stock issued pursuant to a Securities Purchase Agreement, dated July 24, 2024  (the “July Warrants”) and (ii) 483,351 shares of Common Stock (“August Warrant Shares” and together with the July Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain outstanding warrants to purchase shares of Common Stock issued pursuant to a Securities Purchase Agreement, dated August 23, 2024 (the “August Warrants” and together with the July Warrants, the “Warrants”). The holders of the Warrant Shares upon exercise of the Warrants are referred to herein as the “Selling Securityholders”.

For the purpose of rendering the opinions set forth below, we examined originals or copies of such records, instruments, certificates, opinions, memoranda and other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company, and the due authorization, execution and delivery by the Selling Securityholders of all documents where authorization, execution and delivery are prerequisites to the legal effectiveness of such documents.  As to various questions of fact material to such opinions, we have relied, without independent verification, upon statements or certificates of officials and representatives of the Company and others.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

(269) 337-7700 Fax: (269) 337-7701

August 28, 2024

In addition, in connection with this opinion letter, we have assumed that (i) immediately prior to exercise of the Warrants the Warrants will be in full force and effect with no unwaived events of default or breaches thereunder, and will constitute the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, (ii) the Warrants will not have been amended or otherwise modified, (iii) the Warrants will be exercised in accordance with their terms and applicable securities laws, in the manner and on the terms identified or referred to in the Registration Statement and the related prospectus, including all supplements and amendments thereto, and before the resale of the Warrant Shares, and (iv) the Warrant Shares will be duly registered on the books of the transfer agent and registrar therefor in the name and on behalf of the persons exercising the Warrants upon exercise of the Warrants. With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized, unissued, unreserved, and available for issuance.

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below,  with your permission, we (i) have limited our review to standard compilations available to us of the Delaware General Corporation Law, which we have assumed to be accurate and complete, and (ii) have not reviewed case law. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws. It is understood that this opinion letter is to be used only in connection with the offer and resale of the Warrant Shares while the Registration Statement is effective under the Securities Act.

Based on the foregoing, and upon our examination of such documents and other matters as we deem relevant, we are of the opinion that upon the valid exercise of the Warrants in accordance with their terms, including proper issuance and delivery to the persons exercising such Warrants of the Warrant Shares duly registered on the books of the transfer agent and registrar therefor in the name of and on behalf of the holder of such Warrants, including, without limitation, the payment in full of the exercise price thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

In giving the opinions set forth above, with respect to the Warrant Shares opined on in this opinion letter, we have assumed that at or prior to the time of the delivery of such Warrant Shares, the authorization of such Warrant Shares will not have been modified or rescinded, and there will not have occurred any change in law affecting such Warrant Shares, including their validity or enforceability.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Honigman LLP
Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402